UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 11, 2024

DigitalOcean Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40252		45-5207470
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

101 6th Avenue	New York	New York	10013
(Address of Principal Executive Offices)			(Zip Code)
(646) 827-4366
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000025 per share	DOCN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 11, 2024, DigitalOcean Holdings, Inc. (the “Company”) entered into an employment agreement with Padmanabhan Srinivasan (the “Srinivasan Agreement”) to serve as Chief Executive Officer of the Company, effective as of the commencement of his employment, which is currently expected to be on or around February 12, 2024 (the “Employment Date”). Mr. Srinivasan will also join the Board of Directors of the Company (the “Board”) in connection with his appointment as Chief Executive Officer.
On August 24, 2023, the Company announced its implementation of a leadership succession plan, pursuant to which Yancey Spruill, the Company’s previous Chief Executive Officer and a member of the Board, would no longer serve in either such capacity upon the appointment of his successor or his earlier resignation. As such, as of the Employment Date, Mr. Spruill will depart from the Company. A copy of the Separation Agreement between Mr. Spruill and the Company, which sets forth the details of the transition and his departure from the Company, was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 2, 2023.
Mr. Srinivasan, age 48, has served as the Chief Executive Officer of GoTo (formerly LogMeIn, Inc.), a provider of software as a service and cloud-based remote work tools for collaboration and IT management, since August 2022 and, prior to serving in such capacity, Mr. Srinivasan served as the Chief Product and Technology Officer at GoTo from June 2020 to August 2022. From June 2019 to June 2020, Mr. Srinivasan served as General Manager, Data, Machine Learning Platform Services, Alexa AI at Amazon. Previously, from June 2013 to June 2019, Mr. Srinivasan held a variety of positions at GoTo, where he most recently served as Senior Vice President, Products, General Manager. Prior to GoTo, Mr. Srinivasan co-founded Opstera, Inc., a cloud monitoring and management startup, which was acquired by a subsidiary of Microsoft Corporation in 2012. Earlier in his career, Mr. Srinivasan held various product and engineering leadership positions at both Oracle Corporation and Microsoft. Mr. Srinivasan received a B.S. in Electrical and Electronic Engineering from the Birla Institute of Technology and Science and an M.B.A. from Southern Methodist University. The Company believes Mr. Srinivasan’s prior experience as a chief executive officer, extensive product and technical experience, and deep understanding of the cloud computing market, as well as his insight into corporate matters as our Chief Executive Officer, will make him a valuable member of the Board.
The Srinivasan Agreement has no specific term and provides for at-will employment. Effective as of the Employment Date, Mr. Srinivasan will be paid an annual base salary of $600,000 and will be eligible for a target annual discretionary performance bonus of up to 100% of his annual base salary, based on individual and corporate performance goals.
Under the Srinivasan Agreement, if Mr. Srinivasan is terminated without “cause” or resigns for “good reason” (each as defined in the Srinivasan Agreement), then Mr. Srinivasan will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Srinivasan’s then-current base salary for a period of 12 months; (2) a bonus calculated at 100% achievement of all company and individual performance objectives; and (3) reimbursement of COBRA premiums for him and his eligible dependents from his last day of employment until the earlier of: (i) 12 months, (ii) the time Mr. Srinivasan accepts employment with another employer that provides comparable benefits, or (iii) the date Mr. Srinivasan ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In addition, 100% of the shares subject to equity awards granted to Mr. Srinivasan that are subject to time-based vesting that would have been scheduled to vest over the 12 month period following the termination date will accelerate and vest.
Alternatively, if Mr. Srinivasan is terminated without cause or resigns for good reason, in either case within three months prior to or within 12 months following a “change in control” (as defined in the Srinivasan Agreement), Mr. Srinivasan will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Srinivasan’s then-current base salary for a period of 18 months; (2) a bonus calculated at 150% achievement of all company and individual performance objectives; and (3) reimbursement of COBRA premiums for him and his eligible dependents from his last day of employment until the earlier of: (i) 18 months, (ii) the time Mr. Srinivasan accepts employment with another employer that provides comparable benefits, or (iii) the date Mr. Srinivasan ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In addition, 100% of the shares subject to equity awards granted to Mr. Srinivasan that are subject to time-based vesting will accelerate and vest.
Further, if Mr. Srinivasan experiences a termination of employment due to his death or “disability” (as defined in the Company’s 2021 Equity Incentive Plan and subject to the criteria set forth in the Srinivasan Agreement), Mr. Srinivasan’s employment will terminate and either Mr. Srinivasan or his estate (as applicable) will be entitled to receive certain severance benefits as more fully described in the Srinivasan Agreement.

As a condition to receiving any severance benefits, Mr. Srinivasan (or a representative of his estate) must sign and not revoke a general release agreement within the time period set forth in the Srinivasan Agreement and continue to comply with the obligations set forth in the Srinivasan Agreement.
Mr. Srinivasan may also receive a one-time sign-on bonus in an amount up to $600,000, in the Company’s sole discretion. If paid, the sign-on bonus is subject to repayment on a pro-rata basis in the event Mr. Srinivasan is terminated for cause or resigns without good reason within 12 months of the Employment Date.
Equity Awards
Mr. Srinivasan will receive a restricted stock unit award (“RSU”) valued at $17 million, with 25% of the shares underlying the grant scheduled to vest after approximately one year from the Employment Date and the remaining shares scheduled to vest in 12 equal quarterly installments thereafter, subject to his continuous service.
Mr. Srinivasan will also receive a performance-based restricted stock unit award (“PRSU”) valued at $8 million, which will vest upon the satisfaction of certain service conditions and the achievement of certain Company stock price goals during a five-year performance period, as described below. The fair market value and resulting number of shares of the Company’s common stock subject to the PRSU award will be derived by using a discrete model based on multiple stock price scenarios developed through the use of a Monte Carlo simulation. A cumulative percentage of the PRSU target will be earned based on the achievement of stock price goals, measured based on the average of the Company’s closing stock price over a consecutive 60 trading day period during the performance period as set forth in the table below.

Tranche	Company Stock Price Target	Number of PRSUs
1	$65.00	25% of Target PRSUs
2	$100.00	50% of Target PRSUs
3	$135.00	100% of Target PRSUs
4	$170.00	150% of Target PRSUs
There will be no pro-rata or straight-line interpolation vesting for achievement of a stock price target between the stock price targets, except in the event of a qualifying termination.
If the stock price targets are achieved during the first three years following the grant date (the “First Performance Period”), 50% of the PRSUs eligible to vest will vest on the third anniversary of the grant date and the remaining 50% of the eligible PRSUs will vest on the fifth anniversary of the grant date. Each tranche of PRSUs whose stock price target was not achieved during the First Performance Period that is subsequently achieved during the period between the third anniversary of the grant date and fifth anniversary of the grant date (the “Second Performance Period”) will vest on the fifth anniversary of the grant date.
The vesting of the PRSU is contingent upon Mr. Srinivasan’s continuous service with the Company through each applicable vesting date and any outstanding PRSUs that do not vest on or prior to the date of Mr. Srinivasan’s termination date will terminate and be forfeited. However, if Mr. Srinivasan is terminated without “cause” or resigns for “good reason” (each as defined in the Srinivasan Agreement), to the extent any stock price targets set forth above are achieved prior to the termination date, the applicable PRSUs (including any earned but unvested PRSUs) will vest on the termination date. In the event of a “corporate transaction” (as such term is defined in the Company’s 2021 Equity Incentive Plan), Mr. Srinivasan will be eligible to vest in the applicable PRSUs based on the higher achievement of any stock price targets achieved (x) prior to the corporate transaction or (y) based on the value of the per-share consideration received by Company stockholders in connection with the corporate transaction.
The foregoing description of the Srinivasan Agreement does not purport to be complete and is qualified in its entirety by reference to the Srinivasan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the PRSU does not purport to be complete and is qualified in its entirety by reference to the Performance-Based RSU Award Agreement, which will be filed as an exhibit to a Company filing with the SEC following the Employment Date. The terms of the RSU award shall be consistent with the Company’s standard form of RSU award agreement, which was filed as Exhibit 10.3.2 to the Company’s Form S-1/A filed on March 15, 2021.
Except as disclosed herein, there is no arrangement or understanding between Mr. Srinivasan and any other person pursuant to which he was appointed as the Company’s Chief Executive Officer. There are no family relationships between Mr. Srinivasan and any of the Company’s directors or executive officers and Mr. Srinivasan is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Srinivasan will execute the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.6 to the Company’s Form S-1 filed on February 25, 2021.

On January 17, 2024, the Company issued a press release announcing Mr. Srinivasan’s appointment as the Company’s Chief Executive Officer. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between DigitalOcean Holdings, Inc., DigitalOcean, LLC and Padmanabhan Srinivasan, dated January 11, 2024.
99.1	Press release issued by DigitalOcean Holdings, Inc., dated January 17, 2024.
104	Cover Page Interactive File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 17, 2024	DigitalOcean Holdings, Inc.
		By:	/s/ W. Matthew Steinfort
W. Matthew Steinfort, Chief Financial Officer